SALES CONTRACT No. 200508

Buyer:

Heltron GmbH
Rempartstraße 5
D-79206 Breisach
Germany

Seller:

Perfectenergy GmbH
Tannenweg 8-10,
53757,Sankt Augustin,
Germany

The Seller agrees to sell and the Buyer agrees to buy the below stated goods:

(1) Name of commodity	(2) Quantity	(3) Unit Price	(4) Total Amount
Solar modules 175Wp All class A modules (qualified performance, no damages) Mono: PEM-160 Series Art.: PEM-160/175-72M	3MW Shipment: From July to Dec. 2008.	EUR:2.79W/p	Net: EUR: 8,370,000.00*
Price item: CIF HAMBURG Country of origin: Peoples Republic of China	6 MW Delivery in 2009	Price will be fixed Nov.2008	to be determined
Total amount			

*Remark: As agreed, the buyer is an importer therefore he is in charge of VAT.

(5) Quality

Each container provides mono modules only. The modules are certified as to IEC 61215 standard and to TÜV Safety Class II. Junction box and cable must be according to usual European standard and have a pertinent TÜV certificate. The serial number is printed on a label, attached to the module. All cells within one consignment have the same size and color. Each carton provides a barcode with at least the following information: serial number of modules, performance and production date. An additional barcode on each module is agreed. Size and color of the aluminum frames within one consignment are the same. For January 2009 a TÜV co-certification is provided. The seller will mark the modules with a "HELTRON" type-label and the packaging with HELTRON marking.

(6) Time of Shipment:

2008: From July to December 2008.

2009: From January to October. Last arrival until end of November.

Details as follows:

2008 July – December.: Each month minimum 5 containers.

2009 Jan.- -October. Each month minimum 5 containers. Additional containers may be delivered after prior agreement.

Last arrival until end of November.

For every consignment, the seller's import & export agency will issue the documents to the buyer.

(7) Terms of Payment:

Quantities for 2008: Price is EURO 2.79 W/p. T/T prepayment of 10% of the whole contract for 2008 within one week after signing of this contract. In case this agreed deadline for the prepayment is overrun by at least three days, Seller is entitled to rearrange the shipment schedule or even cancel the contract with a prior warning or notice.The balance amount for each individual consignment will be paid (90% of the price of the consignment) against copy of Bill of Lading documents and respective invoice within one week after receipt

Quantities for 2009: The price for the quantities to be shipped in 2009 will be agreed upon in November 2008, on the basis of comparing the price for the consignments in 2008 with the development of the market price since signing of this contract. - T/T prepayment conditions should be in principle similar to those in 2008. The percentage of prepayment is to be determined in November 2008. Because of the envisaged co-certification it is agreed that the 2009 and any further contracts will be signed on the Seller's side by Perfectenergy International (Shanghai), Ltd.

The parties agree to have after 2009 the contract always automatically extended by a another calendar year in accordance with the preceding paragraph, unless one of the parties gives notice in writing at least four months before the end of that year which precedes the year for which the next extension would be due. This automatic contract extension is only valid if the contractual parties agree on prices and quantities until November 30th prior to the expiration of the current contract period.

(8) Packing

All goods will be packed according to international practice and standard in order to prevent damage from dampness, rust, moisture, erosion and shock, and are suitable for ocean transport, on deck/not on deck, multimodal and container transport.

All goods use package with bar code label, printing information to avoid not careful handling, all necessary warning information as to international standards, all label information as attached to this contract, IEC 61215 and SC II information when certificates were issued.

(9) Port of Loading

SHANGHAI

(10) Port of destination
HAMBURG, GERMANY.

(11) Insurance:
By Seller

(12) Freight:
Delivery terms: CIF HAMBURG

(13) Documents
Every consignment shall be accompanied by:

- Invoice (2) in original and signed
- Packing list (2) in original and signed
- Flash test results in Excel form and, where agreed upon, other required module specifications (to be sent beforehand)

Bill of Lading (2) in original and signed Original Bill of Lading has to be sent to the buyer not later than 5 working days before the goods will arrive in Hamburg.

(14) Language
If there are contract versions in different languages, the English version shall be decisive. Correspondence shall be in English, too.

(15) Jurisdiction
All disputes arising from the execution of, or in connection with this contract, shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the court in charge would be Bonn, Germany.

(16) General Terms and Conditions
Insofar as not regulated differently in this contract, Perfectenergy GmbH's Allgemeine Geschäftsbedingungen (AGB) apply also for this contract with Perfectenergy (Shanghai) Co., Ltd. Buyer has received a copy of these.

Date: MAY 22nd. 2008.

Buyer HELTRON GmbH
Rempartstraße 5
D-79206 Breisach
Tel. +49 (0) 7667 / 911 39-0
Fax +49 (0)-7667 / 911 39-10
www.heltron.de
For: Heltron GmbH

Albert Helbling (CEO)

Purchasing manager
23th May 2008

Seller Perfectenergy GmbH
Tannenweg 10
St. Augustin, Germany
Tel.: +49 (0) 2241 23425-0
Fax: +49 (0) 2241 23425-10
info@perfectenergygmbh.de
www.perfectenergygmbh.de
For: Perfectenergy GmbH

Xiaochun Haas (CEO)